UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) AUGUST 8, 2005


                              WHIRLPOOL CORPORATION
               (Exact name of registrant as Specified in Charter)


          DELAWARE                        1-3932                 38-1490038
(State or Other Jurisdiction         (Commission File           (IRS Employer
      of Incorporation)                   Number)            Identification No.)




2000 M63 NORTH, BENTON HARBOR, MICHIGAN                       49022-2692
(Address of Principal Executive Offices)                      (Zip Code)


                                 (269) 923-5000
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[x] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

           On August 8, 2005, Whirlpool Corporation ("Whirlpool") submitted a binding offer to acquire Maytag Corporation ("Maytag") for $20 per Maytag share, together with an Agreement and Plan of Merger among Whirlpool, Whirlpool Acquisition Co. ("Merger Sub") and Maytag (the "Merger Agreement"). The execution and delivery of the Merger Agreement by Whirlpool and Merger Sub constitutes a binding irrevocable offer by Whirlpool and Merger Sub to Maytag to enter into the transactions contemplated by the Merger Agreement on the terms specified therein (the "Whirlpool Offer"). Unless previously accepted by Maytag, the Whirlpool Offer will expire at 5:00 pm Eastern Standard Time on August 20, 2005.

           Of the total consideration, 50% would be paid in cash and the balance in shares of Whirlpool common stock. The number of shares issuable by Whirlpool upon completion of the acquisition is subject to a floating exchange ratio with a collar range equal to plus or minus 10% of the volume weighted average price of Whirlpool's common stock on the New York Stock Exchange on the day the Whirlpool Offer is declared a "Superior Company Proposal" by the Maytag Board of Directors pursuant to the Merger Agreement, dated May 19, 2005 among Triton Acquisition Holding, Triton Acquisition Co. and Maytag (the "Triton Agreement"). Pursuant to the Whirlpool Offer (1) if Maytag executes the Merger Agreement submitted as part of the Whirlpool Offer, Whirlpool will pay to Triton, on Maytag's behalf, the $40 million fee payable upon termination of the Triton Agreement, (2) Whirlpool will pay to Maytag a "reverse break-up fee" of $120 million if the transaction cannot be closed due to an inability to obtain antitrust regulatory approval and (3) Whirlpool has agreed to provide up to $15 million for retention of Maytag employees, unless the Merger Agreement is terminated under certain circumstances. The Merger Agreement provides certain termination rights for both Maytag and Whirlpool and provides that, under certain circumstances, Maytag may be obligated to pay Whirlpool a termination fee of $60 million and reimburse the payment of the Triton termination fee described above. The Whirlpool Offer is subject to customary conditions including receipt of regulatory approval.

           The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated into this report by reference. In addition, a copy of a press release announcing the Whirlpool Offer is attached hereto as Exhibit 99.1 and is incorporated into this report by reference.

ADDITIONAL INFORMATION

           This material is not a substitute for the prospectus/proxy statement Whirlpool and Maytag would file with the Securities and Exchange Commission if a definitive agreement with Maytag is reached. Investors are urged to read any such prospectus/proxy statement, when available, which would contain important information. The prospectus/proxy statement would be, and other documents filed by Whirlpool and Maytag with the Securities and Exchange Commission are, available free of charge at the SEC's website (www.sec.gov) or from Whirlpool by directing a request to Whirlpool Corporation, 2000 North M-63, Mail Drop 2800, Benton Harbor, MI 49022-2692, Attention: Larry Venturelli, Investor Relations.

           Whirlpool is not currently engaged in a solicitation of proxies from the stockholders of Maytag in connection with Whirlpool's proposed acquisition of Maytag. If a proxy solicitation commences, Whirlpool, Maytag and their respective directors, executive officers and other employees may be deemed to be participants in such solicitation. Information about Whirlpool's directors and executive officers is available in Whirlpool's proxy statement, dated March 18, 2005, for its 2005 annual meeting of stockholders. Additional information about the interests of potential participants will be included in the prospectus/proxy statement Whirlpool and Maytag would file if a definitive agreement with Maytag is reached.

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
                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                              WHIRLPOOL CORPORATION

Date: August 8, 2005                          By: /s/ Robert T. Kenagy
                                                  ------------------------------
                                                  Name: Robert T. Kenagy
                                                  Title: Corporate Secretary
























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
                                  EXHIBIT INDEX


2.1 Agreement and Plan of Merger, dated as of August 8, 2005, among Whirlpool Corporation, Whirlpool Acquisition, Co. and Maytag Corporation.

99.1       Press Release dated August 8, 2005.



























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